Exhibit 99.18

Excerpts from Section E - "The Québec Economy: Recent Developments and Outlook for 2020 and 2021" of "Budget 2020-2021 - Your Future, your Budget - Budget Plan - March 2020", March 10, 2020

TABLE E.5

Economic outlook for Québec
(percentage change, unless otherwise indicated)

	2019	2020	2021	2022	2023	2024
Output
Real gross domestic product	2.8	2.0	1.5	1.4	1.4	1.4
Nominal gross domestic product	4.7	4.1	3.4	3.2	3.2	3.2
Nominal gross domestic product ($billion)	459.9	478.6	495.0	510.8	526.9	544.0
Components of GDP (in real terms)
Final domestic demand	2.5	1.8	1.4	1.3	1.3	1.5
- Household consumption	1.8	1.9	1.6	1.5	1.4	1.4
- Government spending and investment	3.7	1.9	0.9	1.0	1.1	1.6
- Residential investment	3.1	0.9	0.3	0,0	0.3	0.4
- Non-residential business investment	2.0	2.6	2.3	2.1	2.1	2.1
Exports	1.6	1.9	1.8	1.8	1.8	1.8
Imports	0.2	1.4	1.7	1.7	1.7	1.8
Labour market
Population (thousands)	8 485	8 542	8 598	8 654	8 709	8 762
Population aged 15 and over (thousands)	7 052	7 101	7 150	7 202	7 255	7 309
Jobs (thousands)	4 340	4 377	4 403	4 424	4 442	4 460
Job creation (thousands)	77.7	37.2	25.8	21.2	17.7	17.8
Unemployment rate (per cent)	5.1	5.0	4.9	4.9	4.8	4.7
Other economic indicators (in nominal terms)
Household consumption	3.2	3.5	3.5	3.1	3.0	3.0
- Excluding food expenditures and shelter	2.9	3.3	3.3	2.9	2.9	2.9
Housing starts (thousands of units)	48.0	47.6	45.2	43.6	42.1	40.8
Residential investment	7.5	4.1	3.0	2.4	2.5	2.6
Non-residential business investment	4.4	3.2	3.2	2.8	3.5	3.8
Wages and salaries	5.9	4.8	3.7	3.1	3.0	3.0
Household income	5.9	4.6	3.6	3.3	3.2	3.1
Net operating surplus of corporations	4.0	3.6	3.5	3.5	3.5	3.5
Consumer price index	2.1	2.2	2.2	2.0	2.0	2.0
- Excluding food and energy	2.5	2.3	2.1	1.8	1.8	1.8

Sources: Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

E.24	Budget 2020-2021 Budget Plan

TABLE E.8

Canadian financial markets
(average annual percentage rate, unless otherwise indicated, end-of-year data in brackets)

	2019	2020	2021
Overnight rate target	1.8 (1.8)	1.8 (1.8)	1.8 (2.0)
3-month Treasury bills	1.7 (1.7)	1.7 (1.8)	1.9 (2.0)
10-year bonds	1.6 (1.6)	1.7 (1.8)	2.0 (2.1)
Canadian dollar (in U.S. cents)	75.6 (77.0)	76.8 (77.2)	77.8 (78.6)
U.S. dollar (in Canadian dollars)	1.32 (1.30)	1.30 (1.30)	1.29 (1.27)

Sources: Statistics Canada, Bloomberg and Ministère des Finances du Québec.

E.45	Budget 2020-2021 Budget Plan